Exhibit 10.32

Body text (2);Body text;FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of December 28, 2011 (the “Effective Date”) by and between KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation (the “Landlord”), and MEDIVATION, INC., a Delaware corporation (the “Tenant”).

WITNES SETH

A.	Landlord and Tenant entered into that certain Office Lease dated as of December 28, 2011 (the “Lease”).
B.	Pursuant to the terms of the Lease, Tenant is leasing certain premises in the office building (the “Building”) located at 525 Market Street, San Francisco, California 94105.
C.	The parties desire to amend the Lease as set forth hereinbelow.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

1. Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein in full.

2.	Capitalized Terms. All capitalized terms in this Amendment shall have the same meanings as in the Lease unless expressly provided otherwise herein.
3.

Certain Tenant Improvements. Tenant has requested that Landlord review Tenant’s proposal for an interconnecting staircase between the 35th floor and the 36th floor of the Building (the “Proposed Staircase”). Landlord is willing to review Tenant’s plans and specifications for the Proposed Staircase (which review shall be in accordance with and subject to the terms of the Worldetter Agreement attached to the Lease as Exhibit “C” ) and in consideration thereof, Tenant acknowledges and agrees that:

3.1 Installing an interconnecting staircase in the Building will involve significant costs and expenses (including, without limitation, specialized engineering and architectural plans, permits, and approvals). All costs and expenses and permits and other governmental approvals associated with the design and installation of such a staircase are and shall be the sole responsibility of Tenant.

3.2 Prior to commencing any work on the Proposed Staircase, Tenant shall notify Landlord and Landlord shall have the right to undertake a survey for ACM in the work area (‘ ‘ACM Survey”) and to perform any necessary ACM abatement as determined by Landlord in its sole and absolute discretion (collectively, the “Special Abatement Work”). Following completion of the Landlord’s ACM Survey, and prior to commencing any Special Abatement Work, Landlord shall provide Tenant with a copy of the ACM Survey which will include an estimate of the anticipated hard and soft costs and expenses of the Special Abatement

Body text;Work proposed by the ACM Survey. Such cost and expense estimate is not a fixed price bid or a maximum guaranteed amount for the Special Abatement Work, and the actual hard and soft costs and expenses of the Special Abatement Work may be significantly greater than the estimate included in the ACM Survey. Tenant shall have the one-time right, in its sole discretion, to withdraw its request for the Proposed Staircase by notice to Landlord (given strictly in accordance with the terms of the Lease) within five (5) business days following Tenant’s receipt of the ACM Survey. Time is of the essence. If Tenant exercises its right to withdraw its request to install the Proposed Staircase, Tenant shall pay all Landlord’s actual costs and expenses incurred in connection with the ACM Survey. In the event Tenant does not exercise its right to withdraw its request to install the Proposed Staircase, Tenant shall be irrevocably obligated to pay all of Landlord’s costs and expenses (including without limitation the costs of any third party consultants and abatement specialists as well as any supervision fees charged by Landlord) incurred in preparing the ACM Survey and for the Special Abatement Work (which Tenant acknowledges may be significantly greater than the estimates included in the ACM Survey) within thirty (30) days of Landlord’s presentment of its invoices therefor, and such costs and expenses shall constitute additional Rent under the Lease. Any delay in the substantial completion of the design, construction, and/or installation of the Tenant Improvements attributable to the Special Abatement Work experienced by Tenant shall not constitute a “Landlord Delay” (as defined in the Workletter Agreement).

2.1 Tenant shall be responsible for the hard and soft costs for the removal of the Proposed Staircase and the restoration of the Premises and the base Building and its core to the condition existing as of December 28, 2011 (the “Restoration Work”) as set forth below.

2.2 Tenant shall deliver a notice to Landlord (given strictly in accordance with the terms of the Lease) at least one hundred twenty (120) days but not more than one hundred fifty (150) days prior to the scheduled Expiration Date requesting that Landlord provide an estimate of the costs and expenses to remove the Proposed Staircase (the “Removal Notice”). Landlord and Tenant may (but shall have no obligation to) negotiate for the sixty (60) day period commencing on the date Landlord receives the Removal Notice (the “Negotiation Period”) to modify the schedule or other terms for the Restoration Work. In the event that Landlord and Tenant are not able to negotiate mutually acceptable modifications to the schedule or other terms for the Restoration Work, Landlord shall endeavor to obtain within sixty (60) days after the end of the Negotiation Period, up to three (3) third party fixed-price bids from licensed contractors approved by Landlord for work in the Building for the Restoration Work (provided, however, in the event the Lease terminates prior to the scheduled Expiration Date or if Tenant fails to deliver a Removal Notice and the Lease expires, Landlord shall endeavor to obtain such bids as soon as reasonably practical after such termination or expiration). Landlord’s failure to deliver such bids within the time frames set forth above shall not modify or affect Tenant’s obligation to pay the cost for the Restoration Work. Landlord shall select the lowest price bidder adjusted to (i) permit an apples-to-apples comparison and (ii) include all hard and soft costs, and all permitting, architectural, engineering fees, and the C/M Fee) and enter into a construction contract consistent with the terms of the bid with such approved contractor to perform the Restoration Work (the “Approved Bid”). Landlord shall manage and supervise the Restoration Work, and shall receive a fee (the “C/M Fee”) equal to three percent (3%) of the cost of the Restoration Work. Under no

Body text;circumstances shall the fact that the Restoration Work is not complete by the Expiration Date or earlier termination of the Lease be deemed to be a hold-over by Tenant. The cost incurred by Landlord for the Restoration Work and the C/M Fee shall constitute additional Rent under the Lease. Upon the completion of the Restoration Work, Landlord shall present an invoice for the cost of the Restoration Work and its C/M Fee (collectively, the “Actual Costs”) and Tenant shall pay the Actual Costs to Landlord within thirty (30) days of Landlord’s presentment of its invoices therefor. Tenant acknowledges that the Actual Costs may be higher than the Approved Bid as a result of a number of reasons, including but not limited to unforeseen field conditions,’ Force Majeure, or change orders. The Approved Bid shall not constitute Tenant’s maximum liability for the Restoration Work. If Tenant fails to timely deliver such payment, Landlord shall have the right to draw on the Letter of Credit for the Actual Costs. Landlord’s contractor shall be the only party entitled to perform the Restoration Work.

2. Technical Corrections to Lease.

2.1 Article 7 of the Lease is hereby amended by inserting the following sentences at the end thereof:

Tenant agrees that included in the expenses for which Landlord may draw on the Letter of Credit is the Actual Costs for the Restoration Work. Tenant shall cause the Letter of Credit with its original Stated Amount to be in place for three (3) full months after the Expiration Date (“LOG Extension Date”), estimated as of the date hereof to be September 1,

2019. In the event the Restoration Work has not been wholly completed (with all invoices paid, and all unconditional lien releases obtained by Landlord) by the date which is thirty (30) days prior to then scheduled LOC Expiration Date the following procedure shall apply; (i) on the LOC Expiration Date, the Stated Amount of the Letter of Credit shall be reduced to Five Hundred Thousand Dollars and (ii) Tenant shall cause the Letter of Credit (as the Stated Amount has been so reduced) to be extended for an additional ninety (90) days after the LOC Expiration Date to serve as additional security for Tenant’s obligations under Section 3 of the Amendment.

2.2 The last full sentence of Section 1(b) of the Workletter Agreement is hereby deleted and the following sentence is substituted in lieu thereof:

All costs and charges by Landlord’s consultants shall be deducted from the Tenant Improvements Allowance (or charged to Tenant) without mark-up on an “open book” basis (which shall not exceed Twenty Thousand Dollars ($20,000.00)).

2.3 The second full sentence of Section 1 of Exhibit “G” (the Right of First Offer) is hereby deleted and the following sentence is substituted in lieu thereof:

Body text;Body text (5);(a) Such space shall be considered to be “available” if (i) no other Project tenant is leasing such space or (ii) no other tenant has a Superior Right (defined as a tenant which has the existing right to lease such space, to expand into such space, or to extend the term of its lease for such space for the period ending on the Expiration Date).

2.	Ratification of Lease. All terms and conditions of the Lease are hereby ratified and affirmed, as modified by this Amendment.

6. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Signatures are on the following page]

LANDLORD: KNICKERBOCKER PROPERTIES, INC., XXXIII, a Delaware corporation

By: /s/ Steven M. Zaun Steven M. Zaun Its: Vice President

TENANT: MEDIYATION, INC., a Delaware corporation By: /s/ Gretchen Burke

Name: Gretchen Burke Its: VP Financial, Bus Processes By: /s/ C. Patrick Machado Name: CBO & CFO Its: 26 Apr. 12